                                                                     EXHIBIT 2.2


                     SUBORDINATED REVOLVING CREDIT AGREEMENT

         THIS SUBORDINATED REVOLVING CREDIT AGREEMENT (this "AGREEMENT") is entered into as of October 3, 2001, by and between MADISON OIL COMPANY, a Delaware corporation ("BORROWER"), and TOREADOR RESOURCES CORPORATION, a Delaware corporation ("LENDER").

                                   WITNESSETH:

         1. In connection with the negotiation of the Merger Agreement (hereinafter defined), Borrower has requested that Lender provide Borrower with a revolving credit loan facility to fund certain corporate needs set forth herein.

         2. Lender is willing to provide such a facility to Borrower upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                               DEFINITION OF TERMS

         1.1 DEFINITIONS. As used in this Agreement, all exhibits and schedules hereto and in any note, certificate, report, or other Loan Documents made or delivered pursuant to this Agreement, the following terms shall have the respective meanings assigned to them in this SECTION 1 or in the SECTION or recital referred to below:

         "ADVANCE" is defined in the Note.

         "AGREEMENT" means this Subordinated Revolving Credit Agreement as the same may be modified, amended, renewed, extended, or restated from time to time.

         "BUSINESS DAY" means (a) for all purposes, any day other than a Saturday, Sunday, or day on which national banks are authorized to be closed under the laws of the State of Texas.

         "CASH AVAILABILITY" means as of any date of determination, an amount equal to the cash actually held by Lender, less, Lender's then existing current liabilities and commitments.

         "DEBTOR LAWS" means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, or similar laws from time to time in effect affecting the rights of creditors generally.

         "EVENT OF DEFAULT" shall have the meaning set forth in SECTION 8.1.

         "FINANCE PARTIES" is defined in the Senior Credit Agreement.



REVOLVING CREDIT AGREEMENT

         "GAAP" means those generally accepted accounting principles and practices, applied on a consistent basis, which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board and the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

         "GOVERNMENTAL AUTHORITY" means, with respect to any Person, any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental authority having jurisdiction over such Person or any of its business, operations, or properties.

         "INDEBTEDNESS" means, for any Person, all Liabilities of such Person, excluding accounts payable, deferred taxes, deferred Liabilities, and accrued expenses in each case incurred in the ordinary course of business and the payment of which is not more than thirty (30) days past-due (unless payment is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained in accordance with GAAP).

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multi-national, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty as in effect on the date in question.

         "LIABILITIES" means (without duplication), with respect to any Person, all indebtedness, obligations, and liabilities of such Person, including without limitation (a) all "liabilities" which would be reflected on a balance sheet of such Person, (b) all obligations of such Person in respect of any Guaranty, letter of credit, or bankers' acceptance, (c) all obligations of such Person in respect of any lease capitalized in accordance with GAAP, (d) all obligations, indebtedness, and liabilities secured by any lien or any security interest on any property or assets of such Person, and (e) any obligation to redeem or repurchase any of such Person's stock.

         "LOAN" means the revolving credit loan made or to be made hereunder to Borrower by Lender pursuant to SECTION 2.1.

         "LOAN DOCUMENTS" means this Agreement, the Note, and any agreements, documents (and with respect to this Agreement, and such other agreements and documents, any renewals, extensions, amendments, or supplements thereto), or certificates at any time executed or delivered pursuant to the terms of this Agreement.

         "MATERIAL ADVERSE EFFECT" means any material adverse changes in, or effect upon, (a) the validity, performance, or enforceability of any Loan Documents, (b) the financial condition or business operations of Borrower, or
(c) the ability of Borrower or any Guarantor to fulfill its obligations under the Loan Documents.

         "MAXIMUM RATE" means the highest nonusurious rate of interest (if any) permitted from day to day by applicable law. Lender hereby notifies and discloses to Borrower that, for purposes of Texas Finance Code Section 303.001), as it may from time to time be amended, the "applicable rate ceiling" shall be the "weekly" ceiling from time to time in effect as limited by Texas Finance Code Section 303.009; provided, however, that to the extent permitted by applicable law, Lender reserves the right to change the "applicable rate ceiling" from time to time by further notice and disclosure to Borrower.

         "MERGER AGREEMENT" means that certain Agreement and Plan of Merger dated October 3, 2001, by and between Borrower, MOC Acquisition Corporation, a Delaware corporation, and Lender.

REVOLVING CREDIT AGREEMENT

         "NOTE" means the Subordinated Revolving Credit Note executed by Borrower and delivered pursuant to the terms of this Agreement, together with any renewals, extensions, or modifications thereof.

         "NOTICE OF BORROWING" means a notice in the form of EXHIBIT A attached to the Note.

         "OBLIGATION" means all present and future Indebtedness, obligations, and Liabilities and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower, whether arising pursuant to any of the Loan Documents, or otherwise, and all renewals and extensions thereof, together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof.

         "PERSON" shall include an individual, corporation, joint venture, general or limited partnership, limited liability company, trust, unincorporated organization, or government, or any agency or political subdivision thereof.

         "POTENTIAL DEFAULT" means the occurrence of any event which with passage of time or giving of notice or both could become an Event of Default.

         "PRINCIPAL DEBT" means, as of any date, the sum of the outstanding principal balance of all outstanding Advances under the Note and this Agreement as of such date.

         "REVOLVING CREDIT COMMITMENT" means $5,000,000, as the same may be terminated by Lender pursuant to SECTION 8.2.

         "SENIOR CREDIT AGREEMENT" means the Agreement dated March 30, 2001, Revolving Credit Facility for Madison Oil Company Europe, Madison Oil France S.A. and Madison Chart Energy SCS, arranged by Barclays Capital.

         "SENIOR DEBT" means all present and future obligations and liabilities (whether actual or contingent) of Borrower under the Finance Documents (as defined in the Senior Credit Agreement).

         "SUBSIDIARY" of any Person means (a) any entity of which an aggregate of more than 50% (in number of votes) of the stock is owned of record or beneficially, directly or indirectly, by such Person, or (b) any partnership (limited or general) of which such Person shall at any time be the general partner or own 50% or more of the issued and outstanding partnership interests, or (c) any limited liability company of which such Person shall at any time own of record or beneficially an aggregate of more than 50% of the membership interests.

         "TERMINATION DATE" means the earliest of (a) the date Lender's commitment to fund Advances under the Note and under this Agreement is terminated pursuant to SECTION 8.2, (c) the termination of the Merger Agreement for any reason or any breach of the Voting Agreement occurs, and (c) February 28, 2002.

         "UNUSED COMMITMENT" means, as of any date, (a) the Revolving Credit Commitment, minus (b) the Principal Debt.

         "VOTING AGREEMENT" means the Voting Agreement dated as of October 3, 2001 among the shareholders of Borrower and Lender.

REVOLVING CREDIT AGREEMENT

         1.2 ACCOUNTING TERMS. As used in this Agreement, and in the Note, and in any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in SECTION 1.1, and accounting terms partly defined in SECTION 1.1 to the extent not defined, shall have, as of any date, the respective meanings given to them under GAAP and all references to balance sheets or other financial statements means such statements, prepared in accordance with GAAP as of such date.

         1.3 RULES OF CONSTRUCTION. When used in this Agreement: (a) "or" is not exclusive; (b) a reference to a law includes any amendment or modification to such law; (c) a reference to a Person includes its permitted successors and permitted assigns; (d) except as provided otherwise, all references to the singular shall include the plural and vice versa; (e) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument, or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (f) all references to SECTIONS, SCHEDULES, or EXHIBITS shall be to Sections, Schedules, or Exhibits of this Agreement, unless otherwise indicated; (g) all EXHIBITS to this Agreement shall be incorporated into this Agreement; (h) the words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation;" and (i) except as otherwise provided herein, in the computation of time from a specified date to a later specified date, the word "from" means "from and including" and words "to" and "until" each mean "to but excluding."

                                    SECTION 2

                            THE REVOLVING CREDIT LOAN

         2.1 THE REVOLVING CREDIT COMMITMENT.

         (a) AVAILABILITY. Subject to the terms and conditions of this Agreement, and further subject to Lender's Cash Availability, Lender agrees to extend to Borrower, from the date hereof through the Termination Date, a revolving line of credit which shall not exceed at any one time outstanding $5,000,000. Within the limits of this SECTION 2.1, during such period, Borrower may borrow, repay, and reborrow the Unused Commitment in accordance with this Agreement.

         (b) ADVANCES TO PAY SENIOR DEBT. Notwithstanding the foregoing, Advances, the proceeds of which will be used to repay the Senior Debt, shall only be available in accordance with the following schedule:

         a.       US$300,000 on October 1, 2001;

         b.       US$300,000 on November 1, 2001;

         c.       US$400,000 on December 2, 2001; and

         d. US$300,000 on the first day of each month thereafter, but the outstanding Advances hereunder may at no time exceed the Revolving Credit Commitment.

         In the event that as of the first day of any month, Lender's Cash Availability is insufficient to permit Lender to make an Advance hereunder, Lender shall have no obligation to make such Advance, and the amount of the Advance not made shall be aggregated with the amount scheduled for the succeeding month.

REVOLVING CREDIT AGREEMENT

         (c) OTHER ADVANCES. Lender, subject to Cash Availability, agrees to make additional Advances hereunder, the proceeds of which will be used for the following purposes:

         a. To pay general and administrative costs of Borrower (other than any amounts now or hereafter due to Allen & Overy);

         b. To pay development and exploration costs and expenses of Borrower and its Subsidiaries in Trinidad; and

         c. To pay development and exploration costs and expenses of Borrower and its Subsidiaries in France and Turkey.

         In no event shall the outstanding Advances hereunder at any time exceed the Revolving Credit Commitment.

         2.2 USE OF PROCEEDS. Borrower may only use the proceeds of Advances for one of the purposes described in SECTION 2.1 above.

         2.3 NOTE. The Loan made under SECTION 2.1 by Lender to Borrower shall be evidenced by the Note in form and substance satisfactory to Lender executed by Borrower, which Note shall be (a) dated the date hereof, (b) in the amount of $5,000,000, and (c) payable to the order of Lender.

         2.4 INTEREST AND PAYMENTS.

         a. PRINCIPAL. The unpaid Principal Debt shall bear interest as provided in the Note.

         b. INTEREST. The unpaid Principal Debt and accrued interest thereon shall be due and payable as provided in the Note.


                                    SECTION 3

                                  SUBORDINATION

         3.1 SUBORDINATION.

         a. AGREEMENT TO SUBORDINATE. Borrower and Lender agree that the Obligation shall be subordinated in right of payment, to the extent and in the manner provided in this SECTION 3, to the prior payment in full of all Senior Debt, whether outstanding on the date hereof or hereafter incurred.

         b. PAYMENTS. Except with the consent of the holders of the Senior Debt, Lender shall not receive or accept any payment from Borrower with respect to the Obligation until the Senior Debt is paid in full. In the event Lender receives any payment on the Obligation in violation of the foregoing, Lender will hold any such payment in trust for Finance Parties and forthwith turn it over to Finance Parties, in precisely the form received (except for the endorsement or assignment by Lender where necessary), for application on the Senior Debt, whether then due or not due. In the event of failure of Lender to make any such endorsement or assignment, Finance Parties, and each of its officers and employees are hereby irrevocably authorized to make the same.

REVOLVING CREDIT AGREEMENT

         c. LIQUIDATION; DISSOLUTION; BANKRUPTCY. Upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower or in a bankruptcy, reorganization, insolvency, receivership, or similar proceeding relating to Borrower or its property, an assignment for the benefit of creditors or any marshaling of Borrower's assets and liabilities:

                  (i) the Finance Parties will be entitled to receive payment in full of the Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is in an allowed claim under applicable law) before Lender will be entitled to receive any payment with respect to the Obligation; and

                  (ii) until all obligations with respect to Senior Debt are paid in full, any distribution to which Lender would be entitled shall be made to the Finance Parties.

         d. SUBROGATION. After all Senior Debt is paid in full and until the Obligation is paid in full, Lender shall be subrogated to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to Lender have been applied to the payment of Senior Debt. A distribution made under this SECTION 3 to holders of Senior Debt that otherwise would have been made to Lender is not, as between Borrower and Lender, a payment by Borrower on the Obligation.

         e. Relative Rights. Nothing in this SECTION 3 shall:

                  (i) impair, as between Borrower and Lender, the obligation of Borrower to pay principal on the Note and the other parts of the Obligation in accordance with their terms;

                  (ii) affect the relative rights of Lender and creditors of Borrower other than their rights in relation to holders of Senior Debt; or

                  (iii) prevent Lender from exercising its available remedies upon an Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Lender.

                                   SECTION 4

                              CONDITIONS PRECEDENT

         4.1 INITIAL ADVANCE. The obligation of Lender to make its initial Advance under the Note and this Agreement is subject to the conditions precedent that, on or before the date of such Advance, (a) Lender shall have received duly executed copies of each of the documents listed on EXHIBIT A, each dated as of the date of such Advance, and each in form and substance satisfactory to Lender and (b) all of the terms and conditions of Article VIII of the Merger Agreement shall have been satisfied.

         4.2 ALL ADVANCES. The obligation of Lender to make any Advance under the Note and this Agreement (including the initial Advance) shall be subject to the conditions precedent that, as of the date of such Advance and after giving effect thereto: (a) there exists no Potential Default or Event of Default; (b) Lender shall have received from Borrower a Notice of Borrowing dated as of the date of such Advance and all of the statements contained in such Notice of Borrowing shall be true and correct; and (c) the representations and warranties contained in each of the Loan Documents shall be true in all material respects as though made on the date of such Advance.

REVOLVING CREDIT AGREEMENT

                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

         To induce Lender to make the Loan hereunder, Borrower represents and warrants to Lender that:

         5.1 ORGANIZATION AND GOOD STANDING. Borrower and each of its Subsidiaries is duly organized and in good standing under the laws of the state of its incorporation, organization, or formation, as the case may be, is duly qualified and in good standing in all jurisdictions in which it is doing business, has the power and authority to own its properties and assets and to transact the business in which it is engaged in each jurisdiction in which it operates, and is or will be qualified in those states wherein it proposes to transact business in the future, except where the failure to so qualify would not cause a Material Adverse Effect.

         5.2 AUTHORIZATION AND POWER. Borrower has full power and authority to execute, deliver, and perform the Loan Documents to be executed by Borrower, all of which have been duly authorized by all proper and necessary action.

         5.3 NO CONFLICTS OR CONSENTS. Neither the execution and delivery of the Loan Documents, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, will contravene or materially conflict with any Legal Requirement to which Borrower is subject, any governmental authorization applicable to Borrower , any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument binding on Borrower or the certificate of incorporation or bylaws of Borrower. No consent, approval, authorization, or order of any court, Governmental Authority, stockholder, or third party is required in connection with the execution, delivery, or performance by Borrower of any of the Loan Documents.

         5.4 ENFORCEABLE OBLIGATIONS. The Loan Documents have been duly executed and delivered by Borrower, and are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by Debtor Laws.

         5.5 MATERIAL AGREEMENTS. Borrower is not in default in any material respect under any contract or agreement to which it is a party or by which any of its properties may be bound.

         5.6 NO POTENTIAL DEFAULT. No event has occurred and is continuing which constitutes a Potential Default or an Event of Default.

         5.7 USE OF PROCEEDS; MARGIN STOCK. The proceeds of the Loan will be used by Borrower solely for the purposes specified in the preamble.

         5.8 COMPLIANCE WITH LAW. Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees (including all Environmental Laws) which are applicable to Borrower, or its properties.

         5.9 SUBSIDIARIES. Set forth on EXHIBIT A hereto is a complete and accurate list of all Subsidiaries as of the date hereof, showing as of such date (as to each such Subsidiary) the jurisdiction of its incorporation.

         5.10 LICENSES, PERMITS, ETC. Borrower and each of its Subsidiaries has the legal right to use such valid intellectual property rights, franchises, certificates of convenience and necessity, operating rights, licenses,

REVOLVING CREDIT AGREEMENT
permits, consents, authorizations, exemptions and orders of tribunals or otherwise as are necessary or appropriate to carry on its business as now being or currently proposed to be conducted.


         5.11 REPRESENTATIONS AND WARRANTIES. Each Notice of Borrowing shall constitute, without the necessity of specifically containing a written statement, a representation and warranty by Borrower that no Potential Default or Event of Default exists and that all representations and warranties contained in this SECTION 5 or in any other Loan Document are true and correct on and as of the date the requested Advance is to be made.

         5.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by Borrower herein shall survive delivery of the Note and the making of the Loan, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely thereon.


                                    SECTION 6

                              AFFIRMATIVE COVENANTS

         So long as Lender has any commitment to make Advances under the Note and under this Agreement, and until payment in full of the Obligation, Borrower agrees that (unless Lender shall otherwise consent in writing):

         6.1 INFORMATION. Borrower shall provide to Lender such information concerning the business, properties or financial condition of Borrower and each Subsidiary as Lender shall reasonably request including financial statements, audit reports, registration statements, or other reports or notices provided to shareholders of Borrower or filed with the Canadian Securities Regulatory Authorities.

         6.2 MAINTENANCE OF EXISTENCE AND RIGHTS; CONDUCT OF BUSINESS. Borrower shall preserve and maintain its corporate existence and all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good business practices and in accordance with all Legal Requirements of any Governmental Authority, a breach of which could reasonably be expected to have a Material Adverse Effect.

         6.3 NOTICE OF DEFAULT. Borrower shall furnish to Lender, within five
(5) Business Days after becoming aware of the existence of any condition or event which constitutes a Potential Default or an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

         6.4 OTHER NOTICES. Borrower shall, within five (5) Business Days after the occurrence thereof, notify Lender of (a) any material adverse change in its financial condition or its business, (b) any default under any material agreement, contract, or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any Liabilities owing by Borrower, (c) any material adverse claim against or affecting Borrower or any Subsidiary or any of its or their properties, and (d) the commencement of, and any material adverse determination in, any material litigation with any third party or any proceeding before any Governmental Authority affecting Borrower or any Subsidiary.

         6.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Borrower shall and shall cause each Subsidiary to pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it or upon

REVOLVING CREDIT AGREEMENT
its income or profits, or upon any property belonging to it, before delinquent,
(b) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a lien upon any of its property, and (c) all of its other Indebtedness as it becomes due, except as prohibited under the Loan Documents; provided, however, that Borrower and each of its Subsidiaries shall not be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with GAAP.

         6.8 OPERATIONS AND PROPERTIES. Borrower shall and shall cause each Subsidiary to (a) act prudently and in accordance with customary industry standards in managing and operating its assets and properties and (b) keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business.

         6.9 BOOKS AND RECORDS; ACCESS. Borrower shall give any representative of Lender access during all business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties of Borrower and its Subsidiaries. Borrower shall and shall cause each Subsidiary to maintain complete and accurate books and records of its transactions in accordance with good accounting practices.

         6.10 COMPLIANCE WITH LAW. Borrower shall and shall cause each Subsidiary to comply with all applicable laws, rules, regulations, and all orders of any Governmental Authority, a breach of which could have a Material Adverse Effect.

         6.11 INSURANCE. Borrower shall and shall cause each Subsidiary to keep all insurable property, real and personal, adequately insured at all times in such amounts and against such risks as are customary for Persons in similar businesses operating in the same vicinity, specifically to include a policy of hazard, casualty, fire and extended coverage insurance covering all assets, business interruption insurance (where feasible), liability insurance and worker's compensation insurance, in every case under a policy with a financially sound and reputable insurance company and with only such deductibles as are customary, and all to contain a mortgagee or loss payee clause naming Lender as its interest may appear.

         6.12 AUTHORIZATIONS AND APPROVALS. Borrower shall and shall cause each Subsidiary to promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents.

         6.13 FURTHER ASSURANCES. Borrower shall make, execute, and deliver or file or cause the same to be done, all such notices, additional agreements, or other assurances, and take any and all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents.

         6.14 INDEMNITY BY BORROWER. Borrower shall indemnify, defend, and hold harmless Lender and its directors, officers, agents, attorneys, and employees (individually, an "INDEMNITEE" and collectively, the "INDEMNITEES") from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, and expense (including interest, penalties, attorneys' fees, and amounts paid in settlement) to which the Indemnitees may become subject arising out of this Agreement and the other Loan Documents other than those which arise by reason of the gross negligence or willful misconduct of Lender, BUT SPECIFICALLY INCLUDING ANY LOSS, LIABILITY, OBLIGATION, DAMAGE, PENALTY, JUDGMENT,

REVOLVING CREDIT AGREEMENT

CLAIM, DEFICIENCY, OR EXPENSE ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE OF LENDER OTHER THAN THOSE ARISING BY REASON OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Borrower shall also indemnify, protect, and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including without limitation all reasonable attorneys' fees and legal expenses whether or not suit is brought), and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnitee, with respect to or as a direct or indirect result of the violation by Borrower of any Environmental Law; or with respect to or as a direct or indirect result of Borrower's use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous material on, under, from, or about real property. The provisions of and undertakings and indemnifications set forth in this SECTION
6.6 shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

                                    SECTION 7

                               NEGATIVE COVENANTS

         So long as Lender has any commitment to make Advances hereunder, and until payment in full of the Obligation, Borrower agrees that (unless Lender shall otherwise consent in writing):

         7.1 LIMITATION ON SALE OF PROPERTIES. Borrower shall not sell, assign, exchange, lease, or otherwise dispose of all or substantially all of its properties, rights, assets, or business.

         7.2 LIQUIDATION, MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF SUBSTANTIAL ASSETS. Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation, except the merger contemplated by the Merger Agreement.

         7.3 COVENANT INCORPORATION BY REFERENCE. Effective from the date hereof until the Obligation is fully and finally paid, the covenants set forth in
Article VI of the Merger Agreement are incorporated herein by reference. Such covenants shall remain in full force and effect notwithstanding the consummation of the merger contemplated thereby or the termination of the Merger Agreement.


                                    SECTION 8

                                EVENTS OF DEFAULT

         8.1 EVENTS OF DEFAULT. An "EVENT OF DEFAULT" shall exist if any one or more of the following events (herein collectively called "EVENTS OF DEFAULT") shall occur and be continuing:

         a. Borrower shall fail to pay when due the Obligation or any part thereof; or

         b. any representation or warranty made under this Agreement, or any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed to have been made; or

         c. default shall occur in the performance of any of the covenants or agreements of Borrower or any Guarantor contained herein or in any of the other Loan Documents; or

REVOLVING CREDIT AGREEMENT

         d. default shall occur in the payment of any material Liabilities (other than the Obligation) of Borrower or any Subsidiary or default shall occur in respect of any note or credit agreement relating to any such Liabilities the effect of which has been to cause the acceleration of the principal outstanding under such note or credit agreement; or

         e. any of the Loan Documents shall cease to be legal, valid, and binding agreements enforceable against Borrower in accordance with its terms, shall be terminated, become or be declared ineffective or inoperative; or Borrower shall deny that Borrower has any further Liability or obligation under any of the Loan Documents; or

         f. Borrower or any Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of such Person's assets, (ii) file a voluntary petition in bankruptcy, admit in writing that such Person is unable to pay such Person's debts as they become due, or generally not pay such Person's debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Person in any bankruptcy, reorganization, or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing; or

         g. an involuntary proceeding shall be commenced against Borrower or any Subsidiary seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, liquidator, or other similar official of such Person, or all or substantially all of such Person's assets, and such proceeding shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or any Guarantor or appointing a receiver, custodian, trustee, liquidator, or other similar official of such Person, or of all or substantially all of such Person's assets; or

         h. any final judgment(s) for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against Borrower or any Guarantor and such judgment(s) shall not be satisfied or discharged at least ten (10) days prior to the date on which any of such Person's assets could be lawfully sold to satisfy such judgment; or

         i. the Merger Agreement shall be terminated or any breach of the Voting Agreement shall occur.

         8.2 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default shall occur and be continuing, then Lender may, without notice, exercise any one or more of the following rights and remedies, and any other remedies provided in any of the Loan Documents, as Lender in its sole discretion may deem necessary or appropriate: (a) terminate Lender's commitment to lend hereunder, (b) declare the Obligation or any part thereof to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, (c) reduce any claim to judgment, or (d) without notice of default or demand, pursue and enforce any of Lender's rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable law or agreement; provided, however, if any Event of Default specified in SECTIONS 8.1(f) or (g) shall occur, then the Obligation shall thereupon become due and payable concurrently therewith, and Lender's obligation to lend shall immediately terminate hereunder, without any further action



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

by Lender and without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate, or other notice of any kind, all of which Borrower hereby expressly waives.

         8.3 PERFORMANCE BY LENDER. If Borrower fails to perform any covenant, duty, or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender at its principal office in Dallas, Texas together with interest thereon at the Maximum Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that Lender shall not assume any Liability or responsibility for the performance of any duties of Borrower hereunder or under any of the Loan Documents and none of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the management and affairs of Borrower.

                                    SECTION 9

                                  MISCELLANEOUS

         9.1 ACCOUNTING REPORTS. All financial reports or projections furnished by any Person to Lender pursuant to this Agreement shall be prepared in such form and such detail as shall be reasonably satisfactory to Lender, shall be prepared on the same basis as those prepared by such Person in prior years, and, where applicable, shall be the same financial reports and projections as those furnished to such Person's officers and directors.

         9.2 WAIVER. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of any Loan Document, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar, or other instances without such notice or demand.

         9.3 PAYMENT OF EXPENSES. Borrower agrees to pay Lender on demand all costs and expenses of Lender (including, without limitation, the reasonable attorneys' fees of Lender's counsel) incurred in connection with the preservation and enforcement of Lender's rights under the Loan Documents, and all reasonable costs and expenses of Lender (including without limitation the reasonable fees and expenses of Lender's counsel) in connection with the negotiation, preparation, execution, delivery, and administration of the Loan Documents.

         9.4 NOTICES. Any communications required or permitted to be given by any of the Loan Documents must be (a) in writing and personally delivered or mailed by prepaid certified or registered mail or by overnight delivery, or (b) made by facsimile transmission delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party shown opposite its name on the signature pages hereof. Any such communication shall be deemed to have been given (whether actually received or not) on the day it is personally delivered or, if transmitted by facsimile transmission, on the day that such communication is transmitted as aforesaid subject to telephone confirmation of receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this
SECTION 9.4.



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



         9.5 GOVERNING LAW. This Agreement has been prepared, is being executed and delivered, and is intended to be performed in the State of Texas and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement, and interpretation of this Agreement and all of the other Loan Documents.

         9.6 INVALID PROVISIONS. Any provision of any Loan Document held by a court of competent jurisdiction to be illegal, invalid or unenforceable shall not invalidate the remaining provisions of such Loan Document which shall remain in full force and the effect thereof shall be confined to the provision held invalid or illegal.

         9.7 MAXIMUM INTEREST RATE. Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect, or apply as interest (whether termed interest herein or deemed to be interest by operation of law or judicial determination) on the Note any amount in excess of interest calculated at the Maximum Rate, and, in the event that any Lender ever receives, collects, or applies as interest any such excess, then the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligation is paid in full, then any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and
(c) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, then Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Note and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of interest calculated at the Maximum Rate.

         9.8 OFFSET. Borrower hereby grants to Lender the right of offset, to secure repayment of the Obligation, upon any and all moneys, securities, or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender or its agents, from or for the account of Borrower, whether for safe keeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing.

         9.9 SUCCESSORS AND ASSIGNS. The Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors, assigns, and legal representatives; provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties, or obligations thereunder. Following termination of the Merger Agreement, Lender reserves the right to sell all or a portion of its interest in the Loan and Lender shall have the right to disclose any information in its possession regarding Borrower, any Guarantor, or any assets pledged to Lender in connection herewith to any potential transferee of the Loan or any part thereof.

         9.10 CHAPTER 346. Borrower and Lender hereby agree that the provisions of Chapter 346 of the Texas Finance Code, as amended (regulating certain revolving credit loans and revolving tri-party accounts), shall not apply to the Loan Documents.

REVOLVING CREDIT AGREEMENT

         9.11 HEADINGS. SECTION headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

         9.12 SURVIVAL. All representations and warranties made by Borrower herein shall survive delivery of the Note and the making of the Loan.

         9.13 NO THIRD PARTY BENEFICIARY. The parties do not intend the benefits of this Agreement to inure to any third party, nor shall any Loan Document or any course of conduct by any party hereto be construed to make or render Lender or any of its officers, directors, agents, or employees liable (a) to any materialman, supplier, contractor, subcontractor, purchaser, or lessee of any property owned by Borrower, or (b) for debts or claims accruing to any such Persons against Borrower.

         9.14 ENTIRETY. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH BORROWER IS A PARTY MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES TO FOLLOW]

REVOLVING CREDIT AGREEMENT

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


Address for Notice:                                       BORROWER:

                                                          MADISON OIL COMPANY, a Delaware
                                                          corporation
9400 North Central Expressway, Suite 1209
Dallas, Texas 75231
Attn: Richard D. Preston                                  By: /s/ HERBERT L. BREWER
                                                             ----------------------------------------------
Facsimile: (214) 373-7892                                    Name: Herbert L. Brewer
                                                                  -----------------------------------------
                                                             Title: Chairman and CEO
                                                                   ----------------------------------------


Address for Notice:                                       LENDER:

                                                          TOREADOR RESOURCES CORPORATION, a Delaware corporation
4809 Cole Avenue, Suite 108
Dallas, Texas 75205
Attn: G. Thomas Graves III                                By: /s/ G. THOMAS GRAVES III
                                                             ----------------------------------------------
Facsimile: (214) 559-3945                                    Name: G. Thomas Graves III
                                                                  -----------------------------------------
                                                             Title: President and CEO
                                                                   ----------------------------------------

REVOLVING CREDIT AGREEMENT

                                    EXHIBIT A

                                CLOSING DOCUMENTS

1.       Credit Agreement.

2.       Note.

3. Secretary Certificate of Borrower, including Certificate of Incorporation, bylaws and incumbency.

4.       Certificates of good standing of Borrower in Delaware and Texas.

5.       Consent of Bank of Texas.

6.       Consent of Barclays Bank plc.






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REVOLVING CREDIT AGREEMENT